MORGAN & COMPANY
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of U.S. Geothermal Inc. of our report, dated June 16, 2005, relating to the consolidated balance sheets of U.S. Geothermal Inc. as of March 31, 2005 and the related consolidated statements of operations and comprehensive loss, cash flows, and stockholders' equity for the year then ended, and for the cumulative period from February 26, 2002 (date of inception) to March 31, 2005, which report appears in the Annual Report on Form 10-KSB of U.S. Geothermal Inc. for the year ended March 31, 2006.

Vancouver, Canada — "Morgan & Company"

February 19, 2007 — Chartered Accountants

Tel: (604) 687-5841
Fax: (604) 687-0075
www.morgan-cas.com

MEMBER OF
jhi

P.O. Box 10007 Pacific Centre
Suite 1488 - 700 West Georgia Street
Vancouver, B.C. V7Y 1A1